SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                              -------------------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                              Tag-It Pacific, Inc.
                              --------------------
                                (Name of Issuer)



                         Common Stock, par value $0.001
                         ------------------------------
                         (Title of Class of Securities)



                                    873774103
                                    ---------
                                 (CUSIP Number)



                                January 31, 2005
                                ----------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|  Rule 13d-1(b)
      |X|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)


                                 --------------

                                  SCHEDULE 13G

CUSIP No. 873774103
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       First New York Securities L.L.C.

--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY

--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER

       NUMBER                         325,300
       OF                     --------------------------------------------------
       SHARES                  6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                       None
       EACH                   --------------------------------------------------
       REPORTING               7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                           325,300
                              --------------------------------------------------
                               8)     SHARED DISPOSITIVE POWER

                                      None
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       325,300
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.8%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       BD
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 873774103
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Judy Finger
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY

--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                                 5)     SOLE VOTING POWER

       NUMBER                           38,600
       OF                       ------------------------------------------------
       SHARES                    6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                         599,300
       EACH                     ------------------------------------------------
       REPORTING                 7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                             38,600
                                ------------------------------------------------
                                 8)     SHARED DISPOSITIVE POWER

                                        730,050
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       768,650
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.2%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 873774103
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Douglas Topkis

--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY

--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                                    5)     SOLE VOTING POWER

        NUMBER                             50,000
        OF                         ---------------------------------------------
        SHARES                      6)     SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY                           599,300
        EACH                       ---------------------------------------------
        REPORTING                   7)     SOLE DISPOSITIVE POWER
        PERSON
        WITH                               50,000
                                   ---------------------------------------------
                                    8)     SHARED DISPOSITIVE POWER

                                           730,050
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       780,050
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.3%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 873774103
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Haystack Capital L.P.
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY

--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                                    5)     SOLE VOTING POWER

       NUMBER                              419,300
       OF                         ----------------------------------------------
       SHARES                       6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                            None
       EACH                       ----------------------------------------------
       REPORTING                    7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                                419,300
                                  ----------------------------------------------
                                    8)     SHARED DISPOSITIVE POWER

                                           None
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       419,300
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.3%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

                                  Schedule 13G

Item 1(a).  Name of Issuer:

Tag-It Pacific, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

21900 Burbank Boulevard, Suite 270
Woodland Hills, California  91367

Item 2(a).  Name of Person Filing:

(1)   First New York Securities L.L.C. ("FNYS")

(2) Judy Finger. Ms. Finger is employed by and trades securities of the issuer for the proprietary account of FNYS. Ms. Finger and Mr. Topkis are the managing members of Haystack Capital L.L.C., which is the general partner of Haystack Capital L.P., a hedge fund.

(3) Douglas Topkis. Mr. Topkis is employed by and trades securities of the issuer for the proprietary account of FNYS. Ms. Finger and Mr. Topkis are the managing members of Haystack Capital L.L.C., which is the general partner of Haystack Capital L.P., a hedge fund.

(4) Haystack Capital L.P. Haystack Capital L.P. is a hedge fund of which Haystack Capital L.L.C. is the sole general partner. Ms. Finger and Mr. Topkis are the managing members of Haystack Capital L.L.C.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

(1)   First New York Securities L.L.C.:  850 Third Avenue, 17th Floor
                                         New York, NY  10022

(2)   Judy Finger:                       c/o First New York Securities L.L.C.
                                         850 Third Avenue, 8th Floor
                                         New York, NY  10022

(3)   Douglas Topkis:                    c/o First New York Securities L.L.C.
                                         850 Third Avenue, 8th Floor
                                         New York, NY  10022

(4)   Haystack Capital L.P.              c/o First New York Securities L.L.C.
                                         850 Third Avenue, 17th Floor
                                         New York, NY  10022


Item 2(c).  Citizenship:

(1)   First New York Securities L.L.C.:   New York

(2)   Judy Finger:                        United States

(3)   Douglas Topkis:                     United States

(4)   Haystack Capital L.P.               Delaware

Item 2(d).  Title of Class of Securities:

Common Stock, par value $0.001

Item 2(e).  CUSIP Number:

873774103

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   |_|   Broker or Dealer Registered Under Section 15 of the Act
                        (15 U.S.C. 78o)

            (b)   |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c)

            (c)   |_|   Insurance Company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c)

            (d)   |_|   Investment Company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |_|   Investment Adviser in accordance with ss.
                        240.13d-1(b)(1)(ii)(E)

            (f)   |_|   Employee benefit plan or endowment fund in accordance
                        with ss. 240.13d-1(b)(1)(ii)(F)

            (g)   |_|   Parent Holding Company or control person in accordance
                        with ss.240.13d-1(b)(ii)(G)

            (h)   |_|   Savings Association as defined in ss.3(b) of the Federal
                        Deposit Insurance Act (12 U.S.C. 1813)

            (i)   |_|   Church plan that is excluded from the definition of an
                        investment company under ss.3(c)(15) of the Investment
                        Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_|   Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.     Ownership.

            (a)   Amount beneficially owned:(1)

                  (1)   First New York Securities L.L.C.:  325,300

                  (2)   Judy Finger:  768,650

                  (3)   Douglas Topkis:  780,050

                  (4)   Haystack Capital L.P.:   419,300


------------------------
(1) Percentages based on 18,144,351 shares of Common Stock outstanding as reported in the Issuer's Form 10-Q for the quarter ended September 30, 2004.

            (b)   Percent of class:

                  (1)   First New York Securities L.L.C.:   1.8%

                  (2)   Judy Finger:                        4.2%

                  (3)   Douglas Topkis:                     4.3%

                  (4)   Haystack Capital L.P.:              2.3%


            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        (1)   First New York Securities L.L.C.:  325,300

                        (2)   Judy Finger:  38,600

                        (3)   Douglas Topkis:  50,000

                        (4)   Haystack Capital L.P.:  419,300


                   (ii) Shared power to vote or to direct the vote:

                        (1)   First New York Securities L.L.C.:  0

                        (2)   Judy Finger:  599,300 (2)

                        (3)   Douglas Topkis: 599,300 (2)

                        (4)   Haystack Capital L.P.:   0


                   (iii) Sole power to dispose or to direct the disposition of:

                        (1)   First New York Securities L.L.C.: 325,300

                        (2)   Judy Finger: 38,600

                        (3)   Douglas Topkis: 50,000

                        (4)   Haystack Capital L.P.: 419,300


                   (iv) Shared power to dispose or to direct the disposition of:

                        (1)   First New York Securities L.L.C.:  0

                         (2)  Judy Finger:   730,050 (2)(3)

                        (3)   Douglas Topkis: 730,050 (2)(3)

                        (4)   Haystack Capital L.P.: 0


---------------------
(2) Includes shares that are held in a managed account over which Ms. Finger and Mr. Topkis have discretionary investment authority.

(3) Includes shares owned by First New York Securities L.L.C. as to which the reporting person may be deemed to share dispositive power.

Item 5.     Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

See Item 2(a) above.

Item 9.     Notice of Dissolution of Group.

Not Applicable.

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------


            After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Date: February 10, 2005              FIRST NEW YORK SECURITIES L.L.C.

                                    BY: /s/ Mario Maugeri
                                       ------------------------------------
                                       Name:  Mario Maugeri
                                       Title: Director of Operations



                                    /s/ Judy Finger
                                    ---------------------------------------
                                    Judy Finger



                                    /s/ Douglas Topkis
                                    ---------------------------------------
                                    Douglas Topkis



                                    HAYSTACK CAPITAL L.P.
                                    BY: Haystack Capital L.L.C., its General
                                        Partner

                                    BY: /s/ Judy Finger
                                       ------------------------------------
                                       Name:  Judy Finger
                                       Title: Managing Member

                                                                       Exhibit 1

                            AGREEMENT OF JOINT FILING


            Pursuant to rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13G (the "Statement") to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed is on the behalf of each of them.

            IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 10, 2005.



                                    FIRST NEW YORK SECURITIES L.L.C.

                                    BY: /s/ Mario Maugeri
                                       -------------------------------------
                                       Name:  Mario Maugeri
                                       Title: Director of Operations



                                    /s/ Judy Finger
                                    ---------------------------------------
                                    Judy Finger



                                    /s/ Douglas Topkis
                                    ---------------------------------------
                                    Douglas Topkis



                                    HAYSTACK CAPITAL L.P.
                                    BY: Haystack Capital L.L.C., its General
                                        Partner

                                    BY: /s/ Judy Finger
                                       ------------------------------------
                                       Name:  Judy Finger
                                       Title: Managing Member